UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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LADDCAP IS PLEASED THAT GLASS LEWIS & CO. HAS ALSO RECOGNIZED THE NEED FOR SUBSTANTIVE CHANGES IN DELCATH’S CORPORATE GOVERNANCE

New York, September 15, 2006 - Laddcap Value Partners LP, Delcath Systems, Inc.’s (Nasdaq: DCTH) largest stockholder, is pleased that for the second time in two days, a leading independent global proxy advisory and voting services firm, Glass Lewis & Co., has recommended that Delcath’s stockholders vote to remove current Delcath directors Mark Corigliano and Victor Nevins, and to replace them with two directors from the Laddcap slate.

Laddcap asks its fellow Delcath stockholders to continue to support effective change at Delcath by submitting their BLUE Consent Cards.

Laddcap has stated unequivocally, both before and after the commencement of its consent solicitation, that it wants substantive changes in corporate governance at Delcath. As evidenced by yesterday’s report, Glass Lewis is in agreement, having stated, “In our opinion, Laddcap has brought to light substantial issues regarding the governance of the board of Delcath, primarily the circumstances surrounding the election of directors at the Company's annual meeting as well as certain litigation…”

“…it is clear that a substantial portion of the Company's investors share Laddcap’s concern regarding the Company’s successes and opportunities. In general, we believe that shareholders are best served when a board chooses to obey shareholder's wishes by implementing approved proposals. However, we note that Delcath sought to sidestep this issue by proposing to increase the size of its board by two seats rather than remove the two incumbent directors which shareholders voted to remove. We do not agree with board’s decision in this matter and believe that the board should meet shareholders expectations regarding the approved proposal.”

Moreover, Glass Lewis stated that, “…as a general rule, we are reticent to recommend removal of incumbent directors, or in favor of Dissident nominees unless one of the following two things has occurred: (i) there are serious problems at the company and the newly proposed nominees has a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders).”

With respect to Jonathan A. Foltz, one of Glass Lewis’ choices to add the greatest value to a modified board of directors, Glass Lewis commented that Mr. Foltz has a long track record of working internally at Delcath which should facilitate the acceleration of the Company's strategic plans.

As with the recent report from Institutional Shareholder Services (ISS), the Glass Lewis corporate governance analysis also points out that Delcath has both a classified board and a poison pill in place.

Laddcap appreciates that both ISS and Glass Lewis have recommended a compromise that is similar to the proposal Laddcap made to Mr. Koly, Delcath’s CEO, following Delcath’s recent annual meeting. We remind stockholders that we have always indicated that we will support any compromise that is in the stockholder’s best interest.

Laddcap wants what is best to enhance value for all Delcath stockholders. Most importantly, Laddcap thanks its fellow stockholders who have already voted on this important matter and is gratified that stockholders have taken the time and effort to understand the real issues at hand, and not let rhetoric stand in the way of making an informed decision regarding Delcath’s future. “Our primary objective is a Board and a company that will act with the urgency and apply the resources needed to bring Delcath’s great technology to market and create real value for the stockholders,” stated Robert B. Ladd, Board nominee.

Support positive change at Delcath by submitting your BLUE Consent Cards.

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards have been mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.